Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 19, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting of Apollo Investment Corporation, which appears in such Registration Statement. We also consent to the use in such Registration Statement of our report on the financial statement schedule dated May 19, 2015 relating to the senior securities table. We also consent to the reference to us under the headings “Senior Securities”, “Independent Registered Public Accounting Firm” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 19, 2016